Exhibit 99.1
OLAPLEX Reports Fourth Quarter and Full Year 2022 Results

SANTA BARBARA, California – February 28, 2023 – Olaplex Holdings, Inc. (NASDAQ: OLPX) ("OLAPLEX" or the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2022.
For fiscal year 2022 compared to fiscal year 2021:
•Net sales increased 17.7% to $704.3 million;
◦Net sales increased 15.4% in the United States and increased 20.9% internationally
◦By channel:
▪Professional increased 16.0% to $300.5 million;
▪Specialty Retail increased 33.9% to $235.3 million;
▪Direct-To-Consumer increased 3.0% to $168.5 million;
•Net income increased 10.5% and adjusted net income increased 13.1%;
•Diluted EPS was $0.35 for 2022, as compared to $0.32 for 2021;
•Adjusted Diluted EPS was $0.45 for 2022, as compared to $0.40 for 2021
For the fourth quarter of 2022 compared to the fourth quarter 2021:
•Net sales declined 21.5% to $130.7 million;
◦Net sales decreased 28.0% in the United States and decreased 13.4% internationally
◦By channel:
▪Professional declined 3.9% to $54.9 million;
▪Direct-To-Consumer declined 13.2% to $43.2 million;
▪Specialty Retail declined 45.3% to $32.6 million;
•Net income decreased 51.5% and adjusted net income decreased 32.3%;
•Diluted EPS was $0.05 for the fourth quarter 2022, as compared to $0.10 for the fourth quarter 2021;
•Adjusted Diluted EPS was $0.07 for the fourth quarter 2022, as compared to $0.10 for the fourth quarter 2021
JuE Wong, OLAPLEX’s President and Chief Executive Officer, commented: "As expected, the fourth quarter represented a challenging end to fiscal 2022 reflecting the rapidly changing market dynamic that began mid-year. Our priorities in 2023 are to reset our base and invest in our core to provide a more powerful platform for growth. We are focused on increasing investments in sales, marketing and education, while continuing to bring to market efficacious products that professionals and consumers love and trust. We believe the actions we are taking along with our strength in product technology, R&D and community, combined with our strong cash flow generation, will enable us to increase our leadership position in prestige haircare and return the business to growth in the future."
Full Year 2022 Highlights

(Dollars in $000’s, except per share data)
Full Year	2022	2021	% Change
Net Sales	$704,274	$598,365	17.7%
Gross Profit	$519,553	$473,822	9.7%
Gross Profit Margin	73.8%	79.2%
Adjusted Gross Profit	$533,247	$481,811	10.7%
Adjusted Gross Profit Margin	75.7%	80.5%
SG&A	$113,877	$98,878	15.2%
Adjusted SG&A	$102,235	$72,177	41.6%
Net Income	$244,072	$220,784	10.5%
Adjusted Net Income	$311,776	$275,650	13.1%
Adjusted EBITDA	$429,120	$408,784	5.0%
Adjusted EBITDA Margin	60.9%	68.3%
Diluted EPS	$0.35	$0.32	9.4%
Adjusted Diluted EPS	$0.45	$0.40	12.5%
Weighted Average Diluted Shares Outstanding	691,005,846	689,923,792

Fourth Quarter 2022 Highlights

(Dollars in $000’s, except per share data)
	Q4 2022		Q4 2021	% Change
Net Sales	$130,721	GL	$166,498	(21.5)%
Gross Profit	$92,090		$132,213	(30.3)%
Gross Profit Margin	70.4%		79.4%
Adjusted Gross Profit	$94,735		$133,803	(29.2)%
Adjusted Gross Profit Margin	72.5%		80.4%
SG&A	$34,645		$23,555	47.1%
Adjusted SG&A	$28,836		$22,605	27.6%
Net Income	$33,633		$69,311	(51.5)%
Adjusted Net Income	$48,325		$71,393	(32.3)%
Adjusted EBITDA	$67,626		$110,678	(38.9)%
Adjusted EBITDA Margin	51.7%		66.5%
Diluted EPS	$0.05		$0.10	(50.0)%
Adjusted Diluted EPS	$0.07		$0.10	(30.0)%
Weighted Average Diluted Shares Outstanding	686,036,091		692,863,933
Adjusted gross profit, adjusted gross profit margin, adjusted SG&A, adjusted net income, adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS are measures that are not calculated or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). For more information about how we use these non-GAAP financial measures in our business, the limitations of these measures, and a reconciliation of these measures to the most directly comparable GAAP measures, please see "Disclosure Regarding Non-GAAP Financial Measures" and the reconciliation tables that accompany this release.
Balance Sheet
As of December 31, 2022, the Company had $322.8 million of cash and cash equivalents, compared to $186.4 million as of December 31, 2021. Inventory at the end of the fourth quarter of 2022 was $144.4 million, compared to $98.4 million at December 31, 2021. Long-term debt, net of current portion was $654.3 million as of December 31, 2022, compared to $738.1 million as of December 31, 2021.

Fiscal Year 2023 Guidance
The Company expects 2023 to be a reset year in which it increases investments to support future growth. The Company's fiscal 2023 guidance outlined below incorporates management's expectations regarding current consumer demand, uncertainty related to the macroeconomic environment and trends improving sequentially throughout the year, leading to growth in the three months ending December 31, 2023 as compared to the three months ended December 31, 2022.

For Fiscal 2023:
(Dollars in millions)	2023	2022 Actual	% change (based on mid-point)
Net Sales	$563-$634	$704	(15)%
Adjusted Net Income*	$176-$224	312	(36)%
Adjusted EBITDA*	$261-$322	$429	(32)%
*Adjusted net income and Adjusted EBITDA are non-GAAP measures. See “Disclosure Regarding Non-GAAP Financial Measures” for additional information.
In addition to providing full year guidance for fiscal 2023, the Company has decided to also provide quarterly guidance for the first quarter of 2023. However, the Company does not undertake to provide quarterly guidance in the future. Assuming fiscal 2023 net sales at the midpoint of the range reflected in the fiscal 2023 net sales guidance above, the Company expects net sales to decline in the three months ending March 31, 2023 (“first quarter”), as compared to the first quarter of 2022, as follows:

(Expected decreases are approximate)	Q1 2023	Q1 2022
Change in Net Sales	(41)%	57.6%
Change in Sales by Channel
Professional	(43)%	62.6%
Specialty Retail	(47)%	102.5%
DTC	(28)%	15.1%
The fiscal 2023 net sales, Adjusted net income and Adjusted EBITDA guidance set forth above are approximations and are based on the Company’s plans and assumptions for the relevant period, including, but not limited to, the following:
•First Quarter 2023 Net Sales:
◦The Company expects continued negative impact from inventory rebalancing at certain professional and specialty retail customers, which is expected to lower year over year net sales for the first quarter of 2023 by approximately $25 million (based on the midpoint of the range reflected in the fiscal 2023 net sales guidance above) as compared to the prior year.
◦The first quarter of 2022 also included approximately $10 million in net sales attributable to inventory pipeline sold to a key specialty retailer during the first quarter of 2022, and similar inventory pipeline sales did not occur in the first quarter of 2023.
•Second Quarter 2023 Net Sales:
◦The Company expects net sales in the second quarter of 2023 to sequentially improve from the first quarter of 2023, but remain down significantly compared to a year ago. The Company expects that this anticipated decline will primarily be attributable to reduced customer demand, as well as a result of net sales in the prior period of approximately $22 million related to the Company’s introduction of 1-Liter size offerings of certain of its products and net sales of approximately $10 million made to customers during the second quarter of 2022 in advance of the Company’s price increases effective as of July 1, 2022.
•Second Half 2023 Net Sales:
◦In the second half of 2023, the Company expects net sales to benefit from the impact of new product introductions, additional distribution gains, and improvements in customer demand due to the Company's increased investments in sales, marketing and education.

•Gross Profit Margin:
◦The Company anticipates an approximate 300 to 400 basis point decline in gross profit margin in 2023 compared to 2022 as a result of expected increases in warehousing and distribution costs and anticipated deleveraging from lower sales volume, which is expected to be more than offset by the positive impacts of cost savings and price increases implemented in the second half of 2022.
•Adjusted EBITDA phasing:
◦The Company expects Adjusted EBITDA margin of approximately 48.7% for fiscal year 2023, assuming fiscal 2023 net sales and Adjusted EBITDA at the midpoint of the range reflected in the fiscal 2023 net sales guidance above. The Company anticipates Adjusted EBITDA margins below this level in the first half of the year, with the most contraction in the first quarter of 2023, but higher than this rate in the second half of 2023 driven primarily by an expected improvement in net sales during that period.
•Interest Expense:
◦The Company expects net interest expense to be approximately $40 million during fiscal year 2023, which includes net impacts from short-term investments of the Company's cash and cash equivalents balance.
•Income Tax:
◦The Company expects an effective tax rate of approximately 20.5% for fiscal year 2023.

Webcast and Conference Call Information
The Company plans to host an investor conference call and webcast to review fourth quarter and fiscal 2022 financial results at 9:00am ET/6:00am PT on February 28, 2023. The webcast can be accessed at https://ir.olaplex.com. The conference call can be accessed by calling (201) 689-8521 or (877) 407-8813 for a toll-free number. A replay of the webcast will remain available on the website for 90 days.
About OLAPLEX
OLAPLEX is an innovative, science-enabled, technology-driven beauty company with a mission to improve the hair health of its consumers. OLAPLEX disrupted and revolutionized the prestige haircare category by creating the bond-building space in 2014, which is the process of protecting, strengthening and rebuilding broken bonds in the hair during and after hair services. The brand’s products have an active, patent-protected ingredient that works on a molecular level to protect and repair hair from damage. OLAPLEX’s award-winning products are sold through an expanding omnichannel model serving the professional, specialty retail, and direct-to-consumer channels.
Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by, and information currently available to, the Company. These forward-looking statements include, but are not limited to, statements about: the Company’s financial position and operating results, including financial guidance for the full fiscal year 2023, the first and second quarters of 2023 and the second half of 2023, including net sales, gross profit margin, adjusted EBITDA margin, interest expense and effective tax rate; uncertainty related to the macroeconomic environment; management’s expectation that trends will improve sequentially throughout fiscal 2023; customer demand for the Company’s products; inventory rebalancing across certain of the Company's customers, including the timing related thereto and the magnitude thereof; the impact of new product introductions; business plans and objectives, including the Company's plan to respond to moderating sales growth trends; the Company’s sales, marketing and education initiatives and related spending, and the impact thereof on net sales and customer demand; the Company's investments to support future growth and expansion opportunities; inventory pipeline sales; distribution gains and the growth and resiliency of the global prestige haircare industry; increases in warehousing and distribution costs; net interest expense, including net impacts from short-term investments of the Company's cash and cash equivalents balance; the Company's effective tax rate and other statements contained in this press release that are not historical or current facts. When used in this press release, words such as "may," "will," “could," "should," "intend," "potential," "continue," "anticipate," "believe," "estimate," "expect," "plan," "target," "predict," "project," "seek" and similar expressions as they relate to the Company are intended to identify forward-looking statements.
The forward-looking statements in this press release reflect the Company’s current expectations and projections about future events and financial trends that management believes may affect the Company’s business, financial condition and results of operation. These statements are predictions based upon assumptions that may not prove to be accurate, and they are not guarantees of future performance. As such, you should not place significant reliance on the Company’s forward-looking statements. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements, including any such statements taken from third party industry and market reports.
Forward-looking statements involve known and unknown risks, inherent uncertainties and other factors that are difficult to predict which may cause the Company’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements, including, without limitation: the Company’s ability to anticipate and respond to market trends and changes in consumer preferences and execute on its growth strategies and expansion opportunities, including with respect to new product introductions; the Company’s ability to develop, manufacture and effectively and profitably market and sell future products; the Company’s ability to accurately forecast customer and consumer demand for its products; competition in the beauty industry; the Company’s ability to effectively maintain and promote a positive brand image and expand its brand awareness; the Company’s dependence on a limited number of customers for a large portion of its net sales; the Company’s ability to attract new customers and consumers and encourage consumer spending across its product portfolio; the Company’s ability to successfully implement new or additional marketing efforts; the Company’s relationships with and the performance of its suppliers, manufacturers, distributors and retailers and the Company’s ability to manage its supply chain; impacts on the Company’s business from political, regulatory, economic, trade and other risks associated with operating internationally; the Company’s ability to attract and retain senior management and other qualified personnel; the Company’s reliance on its and its third-party service providers’ information technology; the Company’s ability to maintain the security of confidential information; the Company’s ability to establish and maintain intellectual property protection for its products, as well as the Company’s ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the outcome of litigation and regulatory proceedings; the impact of changes in federal, state and international laws, regulations and administrative policy; the Company’s existing and any future indebtedness, including the Company’s ability to comply with affirmative and negative covenants under its credit agreement; the

Company’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; volatility of the Company’s stock price; the Company’s “controlled company” status and the influence of investment funds affiliated with Advent International Corporation over the Company; the impact of an economic downturn and inflationary pressures on the Company’s business; fluctuations in the Company’s quarterly results of operations; changes in the Company’s tax rates and the Company’s exposure to tax liability; and the other factors identified under the heading “Risk Factors” in Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") and in the other documents that the Company files with the SEC from time to time.
Many of these factors are macroeconomic in nature and are, therefore, beyond the Company’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements may vary materially from those described in this press release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements in this press release represent management’s views as of the date hereof. Unless required by law, the Company neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date hereof to conform these statements to actual results or to changes in the Company’s expectations or otherwise.
Disclosure Regarding Non-GAAP Financial Measures
In addition to the financial measures presented in this release in accordance with GAAP, the Company has included certain non-GAAP financial measures in this press release, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted gross profit, adjusted gross profit margin, adjusted SG&A and adjusted diluted EPS. Management believes these non-GAAP financial measures, when taken together with the Company’s financial results presented in accordance with GAAP, provide meaningful supplemental information regarding the Company’s operating performance and facilitate internal comparisons of its historical operating performance on a more consistent basis by excluding certain items that may not be indicative of its business, results of operations or outlook. In particular, management believes that the use of these non-GAAP measures may be helpful to investors as they are measures used by management in assessing the health of the Company’s business, determining incentive compensation and evaluating its operating performance, as well as for internal planning and forecasting purposes.
The Company calculates adjusted EBITDA as net income, adjusted to exclude: (1) interest expense, net; (2) income tax provision; (3) depreciation and amortization; (4) share-based compensation expense; (5) non-ordinary inventory adjustments; (6) non-ordinary costs and fees; (7) non-ordinary legal costs; (8) non-capitalizable initial public offering ("IPO") and strategic transition costs; (9) as applicable, Tax Receivable Agreement liability adjustments. The Company calculates adjusted EBITDA margin by dividing adjusted EBITDA by net sales. The Company calculates adjusted net income as net income, adjusted to exclude: (1) amortization of intangible assets (excluding software); (2) non-ordinary costs and fees; (3) non-ordinary legal costs; (4) non-ordinary inventory adjustments; (5) share-based compensation expense; (6) non-capitalizable IPO and strategic transition costs; (7) Tax Receivable Agreement liability adjustment; (8) tax effect of non-GAAP adjustments. The Company calculates adjusted gross profit as gross profit, adjusted to exclude: (1) non-ordinary inventory adjustments and (2) amortization of patented formulations pertaining to the acquisition of the Olaplex, LLC business in 2020 by certain investment funds affiliated with Advent International Corporation and other investors (the "Acquisition"). The Company calculates adjusted gross profit margin by dividing adjusted gross profit by net sales. The Company calculates adjusted SG&A as SG&A, adjusted to exclude: (1) share-based compensation expense; (2) non-ordinary legal costs, (3) non-capitalizable IPO and strategic transition costs; (4) non-ordinary costs and fees. The Company calculates adjusted basic and diluted EPS as adjusted net income divided by weighted average basic and diluted shares outstanding respectively.
Please refer to "Reconciliation of Non-GAAP Financial Measures to GAAP Equivalents" located in the financial supplement in this release for a reconciliation of these non-GAAP metrics to their most directly comparable financial measure stated in accordance with GAAP.
This release includes forward-looking guidance for adjusted EBITDA, adjusted EBITDA margin and adjusted net income. The Company is not able to provide, without unreasonable effort, a reconciliation of the guidance for adjusted EBITDA, adjusted EBITDA margin and adjusted net income to the most directly comparable GAAP measure because the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments included in the most directly comparable GAAP measure that would be necessary for such reconciliations, including (a) income tax related accruals in respect of certain one-time items, (b) costs related to potential debt or equity transactions, and (c) other non-recurring expenses that cannot reasonably be estimated in advance. These adjustments are inherently variable and uncertain and depend on various factors that are beyond the Company's control, and as a result, it is also unable to predict their probable significance. Therefore, because management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results in accordance with GAAP, it is unable to provide a reconciliation of the non-GAAP measures included in its full fiscal year 2023 and first quarter 2023 guidance.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$322,808	$186,388
Accounts receivable, net of allowance of $19,198 and $8,231	46,220	40,779
Inventory	144,425	98,399
Other current assets	8,771	9,621
Total current assets	522,224	335,187
Property and equipment, net	1,034	747
Intangible assets, net	995,028	1,043,344
Goodwill	168,300	168,300
Deferred tax asset	—	8,344
Other assets	11,089	4,500
Total assets	$1,697,675	$1,560,422

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$9,748	$19,167
Sales and income taxes payable	3,415	12,144
Accrued expenses and other current liabilities	17,107	17,332
Current portion of long-term debt	8,438	20,112
Current portion of Related Party payable pursuant to Tax Receivable Agreement	16,380	4,157
Total current liabilities	55,088	72,912
Long-term debt	654,333	738,090
Deferred tax liabilities	1,622	—
Related Party payable pursuant to Tax Receivable Agreement	205,675	225,122
Total liabilities	916,718	1,036,124

Contingencies

Stockholders’ equity
Common stock, $0.001 par value per share; 2,000,000,000 shares authorized, 650,091,380 and 648,794,041 shares issued and outstanding as of December 31, 2022 and 2021, respectively	649	648
Preferred stock, $0.001 par value per share; 25,000,000 shares authorized and no shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Additional paid-in capital	312,875	302,866
Accumulated other comprehensive income	2,577	—
Retained earnings	464,856	220,784
Total stockholders’ equity	780,957	524,298
Total liabilities and stockholders’ equity	$1,697,675	$1,560,422

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(amounts in thousands, except per share and share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$130,721	$166,498	$704,274	$598,365
Cost of sales:
Cost of product (excluding amortization)	36,222	32,695	177,221	116,554
Amortization of patented formulations	2,409	1,590	7,500	7,989
Total cost of sales	38,631	34,285	184,721	124,543
Gross profit	92,090	132,213	519,553	473,822
Operating expenses:
Selling, general, and administrative	34,645	23,555	113,877	98,878
Amortization of other intangible assets	10,392	10,243	41,282	40,790
Total operating expenses	45,037	33,798	155,159	139,668
Operating income	47,053	98,415	364,394	334,154
Interest expense, net	(10,525)	(15,096)	(41,178)	(61,148)
Other income (expense), net
Loss on extinguishment of debt	—	—	(18,803)	—
Tax receivable agreement liability adjustment	3,084	3,615	3,084	3,615
Other expense	1,596	(595)	(2,256)	(1,012)
Total other income (expense), net	4,680	3,020	(17,975)	2,603
Income before provision for income taxes	41,208	86,339	305,241	275,609
Income tax provision	7,575	17,028	61,169	54,825
Net income	$33,633	$69,311	$244,072	$220,784

Net income per share:
Basic	$0.05	$0.11	$0.38	$0.34
Diluted	$0.05	$0.10	$0.35	$0.32
Weighted average common shares outstanding:
Basic	649,476,301	648,422,232	649,092,846	648,166,472
Diluted	686,036,091	692,863,933	691,005,846	689,923,792

Other comprehensive income:
Unrealized gain on derivatives, net of income tax effect	$646	$—	$2,577	$—
Total other comprehensive income	646	—	2,577	—
Comprehensive income	$34,279	$69,311	$246,649	$220,784

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net income	$244,072	$220,784
Adjustments to reconcile net income to net cash provided by operating activities:	11,252	(20,755)
Net cash provided by operating activities	255,324	200,029
Net cash used in investing activities	(2,682)	(6,265)
Net cash used in financing activities	(116,222)	(18,340)
Net increase in cash and cash equivalents	136,420	175,424
Cash and cash equivalents - beginning of period	186,388	10,964
Cash and cash equivalents - end of period	$322,808	$186,388

Reconciliation of Non-GAAP Financial Measures to GAAP Equivalents

The following tables present a reconciliation of net income, gross profit and SG&A, as the most directly comparable financial measure stated in accordance with U.S. GAAP, to adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross profit margin, adjusted SG&A, adjusted net income and adjusted net income per share for each of the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Reconciliation of Net Income to Adjusted EBITDA
Net income	$33,633	$69,311	$244,072	$220,784
Income tax provision	7,575	17,028	61,169	54,825
Depreciation and amortization of intangible assets	12,932	11,908	49,146	48,941
Interest expense	10,525	15,096	41,178	61,148
Loss on extinguishment of debt(1)	—	—	18,803	—
Share-based compensation	1,821	844	7,275	3,963
Inventory write off and disposal(2)	249	—	4,573	—
Executive reorganization costs(7)	3,988	—	3,988	—
Non-recurring litigation costs(5)	—	—	—	14,250
Labelling stock write off and disposal(3)	(13)	—	1,621	—
Distribution start-up costs(4)	—	—	379	—
Non-capitalizable IPO and strategic transition costs (6)	—	106	—	8,488
Tax receivable agreement liability adjustment	(3,084)	(3,615)	(3,084)	(3,615)
Adjusted EBITDA	$67,626	$110,678	$429,120	$408,784
Adjusted EBITDA margin	51.7%	66.5%	60.9%	68.3%

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Reconciliation of Gross Profit to Adjusted Gross Profit
Gross profit	$92,090	$132,213	$519,553	$473,822
Amortization of patented formulations	2,409	1,590	7,500	7,989
Inventory write off and disposal(2)	249	—	4,573	—
Labelling stock write off and disposal(3)	(13)	—	1,621	—
Adjusted gross profit	$94,735	$133,803	$533,247	$481,811
Adjusted gross profit margin	72.5%	80.4%	75.7%	80.5%

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Reconciliation of SG&A to Adjusted SG&A
SG&A	$34,645	$23,555	$113,877	$98,878
Share-based compensation	(1,821)	(844)	(7,275)	(3,963)
Executive reorganization costs(7)	(3,988)	—	(3,988)	—
Non-recurring litigation costs(5)	—	—	—	(14,250)
Distribution start-up costs(4)	—	—	(379)	—
Non-capitalizable IPO and strategic transition costs (6)	—	(106)	—	(8,488)
Adjusted SG&A	$28,836	$22,605	$102,235	$72,177

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021
Reconciliation of Net Income to Adjusted Net Income
Net income	$33,633	$69,311	$244,072	$220,784
Amortization of intangible assets (excluding software)	12,593	11,774	48,232	48,720
Loss on extinguishment of debt(1)	—	—	18,803	—
Share-based compensation	1,821	844	7,275	3,963
Inventory write off and disposal(2)	249	—	4,573	—
Executive reorganization costs(7)	3,988	—	3,988	—
Labelling stock write off and disposal(3)	(13)	—	1,621	—
Distribution start-up costs(4)	—	—	379	—
Non-recurring litigation costs(5)	—	—	—	14,250
Non-capitalizable IPO and strategic transition costs (6)	—	106	—	8,488
Tax receivable agreement liability adjustment	(3,084)	(3,615)	(3,084)	(3,615)
Tax effect of adjustments	(862)	(7,027)	(14,083)	(16,940)
Adjusted net income	$48,325	$71,393	$311,776	$275,650
Adjusted net income per share:
Basic	$0.07	$0.11	$0.48	$0.43
Diluted	$0.07	$0.10	$0.45	$0.40
(1)On February 23, 2022, the Company refinanced its existing secured credit facility with a new credit agreement comprised of a $675 million senior secured term loan facility and a $150 million senior secured revolving credit facility. This refinancing resulted in recognition of loss on extinguishment of debt of $18.8 million which is comprised of $11.0 million in deferred financing fee write off, and $7.8 million of prepayment fees for the previously existing credit facility. Loss on extinguishment of debt is included as non-ordinary costs and fees in the reconciliations above.
(2)The inventory write-off and disposal costs relate to unused stock of a product that the Company reformulated in June 2021 as a result of regulation changes in the E.U. In the interest of having a single formulation for sale worldwide, the Company reformulated on a global basis and is now disposing of unused stock.
(3)Labelling stock write-off and disposal costs relate to disposal of unused product labels that the Company was required to update as a result of regulation changes in the E.U that become effective in the first quarter of 2023.
(4)The distribution start-up costs relate to one-time charges associated with the set-up of a new third party logistics provider.
(5)Represents costs incurred during the year ended December 31, 2021 related to the payment to LIQWD, Inc., a predecessor entity to the Company substantially all of whose assets and liabilities were purchased as part of the Acquisition ("LIQWD"), of certain amounts due in connection with the resolution of certain litigation and contingency matters involving LIQWD, which amounts were required to be paid pursuant to the purchase agreement for the Acquisition.
(6)Represents non-capitalizable professional fees and executive severance incurred in connection with the Company's initial public offering and the Company’s public company transition.
(7)Represents one-time costs associated with the departure of the Company's Chief Operating Officer during the year ended December 31, 2022.

Contacts:
ICR, Inc.

For Investors:
Patrick Flaherty
patrick.flaherty@olaplex.com

For Media:
Brittany Fraser

Olaplex@icrinc.com
203.682.8220